As filed with the Securities and Exchange Commission on July 30, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Penn Square

P.O. Box 4887

Lancaster, PA 17604

(Address of Principal Executive Offices)

AMENDED AND RESTATED FULTON FINANCIAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

E. Philip Wenger

Chairman, Chief Executive Officer and President

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, PA 17604

(Name and address of agent for service)

(717) 291-2411

(Telephone number, including area code, of agent for service)

With a copy to:

Daniel R. Stolzer, Esq. General Counsel Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, PA 17602-2893 (717) 291-2411	Kimberly J. Decker, Esq. Barley Snyder, LLP 126 East King Street Lancaster, Pa 17602 (717) 299-5201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer”, “accelerated filers” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $2.50 par value per share	2,000,000	$11.34	$22,680,000	$2,922

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Fulton Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.
(2)	Determined, in accordance with Rule 457(c) and (h), upon the basis of the average of the high and low prices reported on NASDAQ on July 24, 2014, of the $2.50 par value per share common stock of Fulton Financial Corporation.

The contents of earlier Registration Statement 33-5965, 333-81377, and 333-145542, filed with the Securities and Exchange Commission, are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 30th day of July, 2014.

FULTON FINANCIAL CORPORATION

By:	/s/ E. Philip Wenger
E. Philip Wenger
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below also constitutes and appoints Daniel R. Stolzer, Mark A. Crowe and John R. Merva, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Amended Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ E. Phillip Wenger	Chairman of the Board, Chief Executive Officer (Principal Executive Officer), President and Director	July 30, 2014
E. Phillip Wenger

/s/ Patrick S. Barrett	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 30, 2014
Patrick S. Barrett

/s/ Michael J. DePorter	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	July 30, 2014
Michael J. DePorter

/s/ John M. Bond, Jr.	Director	July 30, 2014
John M. Bond, Jr.

/s/ Lisa Crutchfield	Director	July 30, 2014
Lisa Crutchfield

/s/ Craig A. Dally	Director	July 30, 2014
Craig A. Dally

/s/ Denise L. Devine	Director	July 30, 2014
Denise L. Devine

/s/ Patrick J. Freer	Director	July 30, 2014
Patrick J. Freer

/s/ George W. Hodges	Director	July 30, 2014
George W. Hodges

/s/ Albert Morrison III	Director	July 30, 2014
Albert Morrison III

/s/ R. Scott Smith, Jr.	Director	July 30, 2014
R. Scott Smith, Jr.

/s/ Gary A. Stewart	Director	July 30, 2014
Gary A. Stewart

/s/ Ernest J. Waters	Director	July 30, 2014
Ernest J. Waters

EXHIBIT INDEX

5.1	Opinion of Barley Snyder, LLP re: Legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Barley Snyder, LLP (included as part of Exhibit 5)